Exhibit 99

MutualFirst Announces Increased Earnings in the Second Quarter of 2016

MUNCIE, Ind., July 25, 2016 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the second quarter ended June 30, 2016 increased to $4.2 million, or $0.55 diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2015 of $3.2 million, or $0.43 diluted earnings per common share. Annualized return on average assets was 1.10% and return on average tangible common equity was 12.01% for the second quarter of 2016 compared to 0.90% and 10.04%, respectively, for the same period of last year.

Net income available to common shareholders for the six months ended June 30, 2016 increased to $6.5 million, or $0.86 diluted earnings per common share, compared to net income available to common shareholders of $5.7 million, or $0.76 diluted earnings per common share for the six months ended June 30, 2015. Annualized return on average assets was 0.87% and return on average tangible common equity was 9.48% for the first half of 2016 compared to 0.80% and 8.98%, respectively, for the same period of last year.

Other financial highlights for the second quarter and the first six months ended June 30, 2016 included:

  Commercial loan balances increased $24.9 million, or 13.3% on an annualized basis, and non-real estate consumer loan balances increased $12.1 million, or 16.7% on an annualized basis, in the first six months of 2016.
  Asset quality improved as non-performing loans to total loans were 0.47% as of June 30, 2016 compared to 0.66% as of December 31, 2015 and non-performing assets to total assets were 0.46% as of June 30, 2016 compared to 0.65% as of December 31, 2015.
  Core deposits increased $14.7 million, or 4.0% on an annualized basis in the first six months of 2016.
  Tangible common equity to total assets was 9.23% and tangible book value per common share was $19.01 as of June 30, 2016 compared to tangible common equity to total assets of 9.11% and tangible book value per common share of $18.11 as of December 31, 2015.
  Net interest income for the second quarter of 2016 increased by $225,000 on a linked quarter basis and increased by $447,000 compared to the second quarter of 2015.
  Provision for loan losses decreased $50,000 in the second quarter of 2016 compared to the linked quarter, as asset quality continued to improve.  Provision for loan losses increased $150,000 compared to the second quarter of 2015.
  Net interest margin was 3.16% for the second quarter of 2016 compared to 3.13% in the first quarter of 2016 and 3.18% in the second quarter of 2015. Tax equivalent net interest margin was 3.25% for the second quarter of 2016 compared to 3.22% in the first quarter of 2016 and 3.24% in the second quarter of 2015.
  Non-interest income in the second quarter of 2016 increased by $1.9 million on a linked quarter basis and by $1.5 million when compared to the second quarter of 2015.
  Non-interest expense decreased in the second quarter of 2016 by $176,000 on a linked quarter basis and increased by $867,000 when compared to the second quarter of 2015.
  The efficiency ratio decreased to 66.6% in the second quarter 2016 compared to 69.6% in the second quarter of 2015.

"We believe we delivered another strong quarter of core performance, which was enhanced by some extraordinary items," said David W. Heeter, President and CEO.

Balance Sheet

Assets increased $32.2 million as of June 30, 2016 compared to December 31, 2015, primarily due to the increase in gross loans of $26.5 million. The increase in the gross loan portfolio was primarily due to an increase in commercial loans of $24.9 million, or 13.3% on an annualized basis and in non-real estate consumer loans of $12.1 million, or 16.7% on an annualized basis. Heeter continued, "We continue to have success as we seek to change our balance sheet mix. Commercial and consumer loan balance growth continues to be strong, and we are pleased with a very strong pipeline."

The increase in gross loans was partially offset by a decline in the consumer residential loan portfolio of $10.5 million. Mortgage loans held for sale increased by $2.6 million, since December 31, 2015. The Bank sells longer term fixed rate mortgage loans to mitigate interest rate risk. Mortgage loans sold during the first half of 2016 totaled $61.4 million compared to $65.8 million in the first half of 2015 as mortgage production remained relatively strong compared with the first half of 2015.

Deposits increased by $5.1 million in the first half of 2016. The increase in deposits was a result of an increase in core deposits of $14.7 million and was partially offset by a decline of $9.6 million in certificates of deposit. Core deposits increased to 69% of the Bank's total deposits as of June 30, 2016 compared to 66% as of June 30, 2015.

Allowance for loan losses was constant at $12.6 million as of June 30, 2016 compared to December 31, 2015. Net charge-offs in the first half of 2016 were $387,000, or 0.07% of total loans on an annualized basis, compared to $262,000, or 0.05% of total loans on an annualized basis in the first half of 2015. The allowance for loan losses to non-performing loans as of June 30, 2016 was 240.3% compared to 176.3% as of December 31, 2015. The allowance for loan losses to total loans as of June 30, 2016 was 1.14% compared to 1.17% as of December 31, 2015. Non-performing loans to total loans at June 30, 2016 were 0.47% compared to 0.66% at December 31, 2015. Non-performing assets to total assets were 0.46% at June 30, 2016 compared to 0.65% at December 31, 2015.

Stockholders' equity was $141.6 million at June 30, 2016, an increase of $4.6 million from December 31, 2015. The increase was primarily due to net income available to common shareholders of $6.5 million, an increase in accumulated other comprehensive income of $3.3 million and an increase of $976,000 due to exercises of stock options. These increases were partially offset by stock repurchases of $4.4 million, or 175,428 shares repurchased and common stock dividends of $2.1 million for the first half of 2016. The Company's tangible book value per common share as of June 30, 2016 increased to $19.01 compared to $18.11 as of December 31, 2015 and the tangible common equity ratio increased to 9.23% as of June 30, 2016 compared to 9.11% as of December 31, 2015. MFSF's and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of June 30, 2016.

Income Statement

Net interest income before the provision for loan losses increased $447,000 for the quarter ended June 30, 2016 compared to the same period in 2015. The increase in net interest income was primarily a result of an increase of $66.4 million in average interest earning assets, due to an increase of $68.2 million in average loans. This increase was partially offset by a 2 basis point decrease in net interest margin to 3.16%, while the tax equivalent margin increased 1 basis point. The decrease in the margin was the result of average interest earning assets, primarily loans, repricing downward faster than average interest bearing liabilities. On a linked quarter basis, net interest income before the provision for loan losses increased $225,000 as net interest margin increased by 3 basis points and average interest earning assets increased by $16.4 million primarily due to increases in the average loan portfolio.

Net interest income before the provision for loan losses increased $692,000 for the first half of 2016 compared to the same period in 2015. The increase was a result of an increase of $64.6 million in average interest earning assets due to an increase in the average loan portfolio of $65.1 million. This increase was partially offset by the net interest margin decreasing to 3.14% in the first half of 2016 compared to 3.19% in the first half of 2015, while the tax equivalent net interest margin declined to 3.24% in the first half of 2016 compared to 3.25% in the comparable period in 2015.

Provision for loan losses in the second quarter of 2016 was $150,000 compared to no provision during last year's comparable period. The increase was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable an increasing loan portfolio and a low, but consistent level in net charge offs of $216,000, or 0.08% of loans on an annualized basis, in the second quarter of 2016 compared to net charge offs of $311,000, or 0.12% of loans on an annualized basis, in the second quarter of 2015.

The provision for loan losses for the first half of 2016 was $350,000 compared to no provision during last year's comparable period. The increase was primarily due to a loan portfolio that has increased $67.7 million, or 6.5% over the last year. Net charge-offs for the first half of 2016 equaled $387,000, or 0.07% of loans on an annualized basis compared to $262,000, or 0.05% in the same period of 2015.

Non-interest income for the second quarter of 2016 was $5.9 million, an increase of $1.5 million compared to the second quarter of 2015. Increases in non-interest income included an increase of $608,000 in other income primarily due to a gain on bank owned life insurance of $346,000 due to a death and a $200,000 gain on sale of an interest in a low income housing property. Gain on sale of securities increased $526,000 as the Company took advantage of a decline in longer term interest rates to reposition approximately $17 million of the investment portfolio at a similar yield and duration to that prior to the transaction. Other increases included an increase of $286,000 in net gain on sale of loans due to increased mortgage loan production and better pricing compared to the second quarter of 2015 and an increase of $262,000 in commission income primarily driven by trust and wealth management. These increases were partially offset by an increase of $220,000 in losses due to disposal of foreclosed real estate and other repossessed assets. On a linked quarter basis, non-interest income increased $1.9 million due to the reasons previously stated along with an increase of $154,000 in service charges primarily due to increases in interchange income resulting from increased debit card activity.

Non-interest income for the first half of 2016 was $9.9 million, an increase of $1.5 million compared to the first half of 2015. The reasons for the increase are similar to the ones discussed previously.

Non-interest expense increased $867,000 when comparing the second quarter of 2016 with the same period in 2015. The increase was primarily due to an increase of $576,000 in salaries and benefits as health insurance increased along with normal merit increases in compensation and new additions to staff as we entered into the Fort Wayne market at the end of 2015. Other increases included an increase of $116,000 in software subscriptions and maintenance due to investments in software and $114,000 in other expenses primarily due to increases in charge-offs and fraud losses on debit cards and bad checks. On a linked quarter basis, non-interest expense decreased $176,000 partially due to a decrease in advertising expense of $158,000.

Non-interest expense increased $1.3 million when comparing the first half of 2016 with the same period in 2015. Salaries and employee benefits increased $537,000 for the reasons described above, other expenses increased $350,000 due to increased charge-offs and fraud activity on debit cards and bad checks along with non-recurring expenses in the first quarter, occupancy and equipment expenses increased $237,000 due to a new office in Fort Wayne, Indiana and an update to an existing location, software subscriptions and maintenance increased $169,000 due to investments in software, and data processing expenses increased $109,000 primarily due to increased services being provided. These increases were partially offset by a decrease of $128,000 in foreclosed real estate and repossessed assets expense.

The effective tax rate for the second quarter of 2016 was 24.3% compared to 29.0% in the same quarter of 2015. The effective tax rate for the first six months of 2016 was 24.5% compared to 29.2% for the same period in 2015. The reason for the decline was an increase in tax free income partially due to an increase in municipal securities owned.

Heeter concluded, "We continued our momentum in key areas and are pleased that the investments we have made are beginning to deliver results."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-one full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned mortgage banking subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF." Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials

	June 30,	March 31,	December 31,	June 30,
Balance Sheet (Unaudited):	2016	2016	2015	2015
	(000)	(000)	(000)	(000)
Assets
Cash and cash equivalents	$34,503	$31,692	$20,915	$24,269
Investment securities - AFS	251,326	266,171	261,138	261,506
Loans held for sale	8,587	5,886	5,991	12,486
Loans, gross	1,107,368	1,086,891	1,080,845	1,039,623
Allowance for loan losses	(12,604)	(12,670)	(12,641)	(12,906)
Net loans	1,094,764	1,074,221	1,068,204	1,026,717
Premises and equipment, net	31,875	31,786	31,048	30,818
FHLB of Indianapolis stock	10,640	10,482	10,482	9,810
Deferred tax asset, net	10,196	10,326	12,084	13,750
Cash value of life insurance	51,024	51,493	51,209	51,602
Other real estate owned and repossessed assets	1,734	2,352	2,456	2,181
Goodwill	1,800	1,800	1,800	1,800
Core deposit and other intangibles	572	691	811	825
Other assets	13,424	12,332	12,127	9,670
Total assets	$1,510,445	$1,499,232	$1,478,265	$1,445,434

Liabilities and Stockholders' Equity
Deposits	$1,096,501	$1,113,923	$1,091,382	$1,078,287
FHLB advances	243,817	218,617	225,617	212,042
Other borrowings	9,100	9,279	9,458	9,816
Other liabilities	19,434	16,615	14,783	14,337
Stockholders' equity	141,593	140,798	137,025	130,952
Total liabilities and stockholders' equity	$1,510,445	$1,499,232	$1,478,265	$1,445,434

	Three Months	Three Months	Three Months		Six Months	Six Months
	Ended	Ended	Ended		Ended	Ended
	June 30,	March 31,	June 30,		June 30,	June 30,
Income Statement (Unaudited):	2016	2016	2015		2016	2015
	(000)	(000)	(000)		(000)	(000)

Total interest and dividend income	$13,258	$13,034	$12,731		$26,292	$25,414
Total interest expense	2,271	2,272	2,191		4,543	4,357

Net interest income	10,987	10,762	10,540		21,749	21,057
Provision for loan losses	150	200	0		350	0
Net interest income after provision
for loan losses	10,837	10,562	10,540		21,399	21,057

Non-interest income
Service fee income	1,528	1,374	1,464		2,902	2,822
Net realized gain on sales of AFS securities	652	118	126		770	366
Commissions	1,404	1,100	1,142		2,504	2,263
Net gain on sale of loans	1,407	940	1,121		2,347	2,027
Net servicing fees	78	70	70		148	138
Increase in cash value of life insurance	306	284	313		590	601
Net gain (loss) on sale of other real estate and repossessed assets	(188)	(29)	32		(217)	(50)
Other income	706	140	98		846	216
Total non-interest income	5,893	3,997	4,366		9,890	8,383

Non-interest expense
Salaries and employee benefits	6,660	6,491	6,084		13,151	12,614
Net occupancy expenses	601	646	515		1,247	1,118
Equipment expenses	484	487	410		971	863
Data processing fees	492	489	428		981	872
Advertising and promotion	269	427	378		696	711
ATM and debit card expense	356	380	347		736	682
Deposit insurance	225	234	212		459	444
Professional fees	380	470	383		850	913
Software subscriptions and maintenance	549	480	433		1,029	860
Other real estate and repossessed assets	14	72	87		86	214
Other expenses	1,210	1,240	1,096		2,450	2,100
Total non-interest expense	11,240	11,416	10,373		22,656	21,391

Income before income taxes	5,490	3,143	4,533		8,633	8,049
Income tax provision	1,333	778	1,315		2,111	2,351
Net income available to common shareholders	$4,157	$2,365	$3,218		$6,522	$5,698

Pre-tax pre-provision earnings (1)	$5,640	$3,343	$4,533		$8,983	$8,049

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		6/30/2016			6/30/2015
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$28,136	$22	0.31%	$18,311	$2	0.04%
Mortgage-backed securities:
Available-for-sale	176,550	1,029	2.33	198,457	1,260	2.54
Investment securities:
Available-for-sale	73,245	581	3.17	62,187	432	2.78
Loans receivable	1,103,832	11,515	4.17	1,035,677	10,919	4.22
Stock in FHLB of Indianapolis	10,492	111	4.23	11,183	118	4.22
Total interest-earning assets (2)	1,392,255	13,258	3.81	1,325,815	12,731	3.84
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	113,340			108,457
Total assets	$1,505,595			$1,434,272

Interest-Bearing Liabilities:
Demand and NOW accounts	$278,588	169	0.24	$265,293	150	0.23
Savings deposits	137,029	4	0.01	129,309	3	0.01
Money market accounts	169,114	110	0.26	159,772	100	0.25
Certificate accounts	343,554	1,000	1.16	379,570	1,081	1.14
Total deposits	928,285	1,283	0.55	933,944	1,334	0.57
Borrowings	233,592	988	1.69	192,691	857	1.78
Total interest-bearing liabilities	1,161,877	2,271	0.78	1,126,635	2,191	0.78
Non-interest bearing deposit accounts	187,223			161,272
Other liabilities	15,610			15,454
Total liabilities	1,364,710			1,303,361
Stockholders' equity	140,885			130,911
Total liabilities and stockholders' equity	$1,505,595			$1,434,272

Net interest earning assets	$230,378			$199,180

Net interest income		$10,987			$10,540

Net interest rate spread (4)			3.03%			3.06%

Net yield on average interest-earning assets (4)			3.16%			3.18%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.25%			3.24%

Average interest-earning assets to
average interest-bearing liabilities			119.83%			117.68%

		Six			Six
		months ended			months ended
		6/30/2016			6/30/2015
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$26,175	$42	0.32%	$20,592	$9	0.09%
Mortgage-backed securities:
Available-for-sale	182,119	2,165	2.38	200,666	2,569	2.56
Investment securities:
Available-for-sale	71,223	1,134	3.18	57,647	793	2.75
Loans receivable	1,094,047	22,735	4.16	1,028,969	21,784	4.23
Stock in FHLB of Indianapolis	10,487	216	4.12	11,574	259	4.48
Total interest-earning assets (2)	1,384,051	26,292	3.80	1,319,448	25,414	3.85
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	114,650			108,663
Total assets	$1,498,701			$1,428,111

Interest-Bearing Liabilities:
Demand and NOW accounts	$271,455	318	0.23	$260,187	290	0.22
Savings deposits	135,539	7	0.01	128,007	6	0.01
Money market accounts	166,615	218	0.26	153,873	191	0.25
Certificate accounts	349,389	2,025	1.16	388,453	2,219	1.14
Total deposits	922,998	2,568	0.56	930,520	2,706	0.58
Borrowings	235,756	1,975	1.68	191,876	1,651	1.72
Total interest-bearing liabilities	1,158,754	4,543	0.78	1,122,396	4,357	0.78
Non-interest bearing deposit accounts	184,536			160,837
Other liabilities	15,383			15,241
Total liabilities	1,358,673			1,298,474
Stockholders' equity	140,028			129,637
Total liabilities and stockholders' equity	$1,498,701			$1,428,111

Net interest earning assets	$225,297			$197,052

Net interest income		$21,749			$21,057

Net interest rate spread (4)			3.02%			3.08%

Net yield on average interest-earning assets (4)			3.14%			3.19%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.24%			3.25%

Average interest-earning assets to
average interest-bearing liabilities			119.44%			117.56%

	Three Months	Three Months	Three Months		Six Months	Six Months
	Ended	Ended	Ended		Ended	Ended
	June 30,	March 31,	June 30,		June 30,	June 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2016	2016	2015		2016	2015

Share and per share data:
Average common shares outstanding:
Basic	7,453,333	7,466,409	7,383,435		7,459,871	7,348,773
Diluted	7,596,288	7,615,880	7,547,734		7,606,084	7,528,406
Per common share:
Basic earnings	$0.56	$0.32	$0.44		$0.87	$0.78
Diluted earnings	$0.55	$0.31	$0.43		$0.86	$0.76
Dividends	$0.14	$0.14	$0.12		$0.28	$0.24

Dividend payout ratio	25.45%	45.16%	27.91%		32.56%	31.58%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(4)	1.10%	0.63%	0.90%		0.87%	0.80%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(4)	12.01%	6.92%	10.04%		9.48%	8.98%
Interest rate spread information:
Average during the period(4)	3.03%	3.00%	3.06%		3.02%	3.08%

Net interest margin(4)(5)	3.16%	3.13%	3.18%		3.14%	3.19%

Efficiency Ratio	66.59%	77.35%	69.59%		71.61%	72.66%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	119.83%	119.06%	117.68%		119.44%	117.56%

Allowance for loan losses:
Balance beginning of period	$12,670	$12,641	$13,217		$12,641	$13,168
Net charge-offs (recoveries):
Real Estate:
Commercial	27	2	(3)		29	(24)
Commercial construction and development	0	0	(120)		0	(272)
Consumer closed end first mortgage	63	116	297		179	390
Consumer open end and junior liens	48	(1)	0		47	1
Total real estate loans	138	117	174		255	95
Other loans:
Auto	(4)	(22)	9		(26)	8
Boat/RV	62	31	112		93	157
Other	20	45	25		65	43
Commercial and industrial	0	0	(9)		0	(41)
Total other	78	54	137		132	167

Net charge offs (recoveries)	216	171	311		387	262
Provision for loan losses	150	200	0		350	0
Balance end of period	$12,604	$12,670	$12,906		$12,604	$12,906

Net loan charge-offs to average loans (4)	0.08%	0.06%	0.12%		0.07%	0.05%

	June 30,	March 31,	December 31,	June 30,
	2016	2016	2015	2015

Total shares outstanding	7,324,233	7,459,543	7,422,061	7,394,061
Tangible book value per common share	$19.01	$18.54	$18.11	$17.36
Tangible common equity to tangible assets	9.23%	9.24%	9.11%	8.89%

Nonperforming assets (000's)
Non-accrual loans
Real Estate:
Commercial	$1,799	$2,109	$2,356	$2,049
Commercial construction and development	2	22	-	-
Consumer closed end first mortgage	2,816	3,180	3,592	3,111
Consumer open end and junior liens	125	635	783	939
Total real estate loans	4,742	5,946	6,731	6,099
Other loans:
Auto	18	15	-	2
Boat/RV	60	90	81	139
Other	22	20	67	18
Commercial and industrial	17	2	25	58
Total other	117	127	173	217
Total non-accrual loans	4,859	6,073	6,904	6,316
Accruing loans past due 90 days or more	387	385	267	207
Total nonperforming loans	5,246	6,458	7,171	6,523
Real estate owned	1,283	1,788	1,942	1,692
Other repossessed assets	451	564	513	489
Total nonperforming assets	$6,980	$8,810	$9,626	$8,704

Performing restructured loans (6)	$3,039	$4,047	$4,084	$5,572

Asset Quality Ratios:
Non-performing assets to total assets	0.46%	0.59%	0.65%	0.60%
Non-performing loans to total loans	0.47%	0.59%	0.66%	0.63%
Allowance for loan losses to non-performing loans	240.26%	196.19%	176.28%	197.85%
Allowance for loan losses to loans receivable	1.14%	1.17%	1.17%	1.24%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 34% applicable tax rate.

(4) Ratios for the three and six month periods have been annualized.

(5) Net interest income divided by average interest earning assets.

(6) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945